Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2018 Fourth-Quarter And Full-Year Financial Results

Cambridge, Mass., February 13, 2019 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2018 fourth-quarter and full-year financial results.

Fourth-Quarter Financial Performance

Total revenues were $98.6 million for the fourth quarter of 2018, compared with $90.4 million for the fourth quarter of 2017. Research revenues increased 11%, and advisory services and events revenues increased 6%, compared with the fourth quarter of 2017. On a constant-currency basis, research revenues increased 12%, and advisory services and events revenues increased 7%, compared with the fourth quarter of 2017.

On a GAAP basis, net income was $5.4 million, or $0.29 per diluted share, for the fourth quarter of 2018, compared with net income of $2.1 million, or $0.11 per diluted share, for the same period in 2017.

On a pro forma basis, net income was $9.6 million, or $0.52 per diluted share, for the fourth quarter of 2018, which reflects a pro forma effective tax rate of 31%. Pro forma net income excludes stock-based compensation of $2.1 million, amortization of acquisition-related intangible assets of $0.4 million, acquisition and integration costs of $2.5 million, and net investment gains of $0.5 million. This compares with pro forma net income of $5.9 million, or $0.32 per diluted share, for the same period in 2017, which reflects a pro forma tax rate of 40%. Pro forma net income for the fourth quarter of 2017 excludes stock-based compensation of $2.1 million, amortization of acquisition-related intangible assets of $0.2 million, and net investment gains of $0.5 million.

“Forrester met pro forma operating margin and EPS guidance for the fourth quarter and full year of 2018,” said George F. Colony, Forrester’s chairman and chief executive officer. “We set an ambitious agenda for ourselves in 2018, and we succeeded. We completed the rollout of our customer engagement model across North America, Europe, and Asia, and we acquired three companies: SiriusDecisions, FeedbackNow, and GlimpzIt. As we move into 2019, we are confident that we can successfully capitalize on these acquisitions and continue to drive growth.”

Year Ended December 31, 2018, Financial Performance

Total revenues were $357.6 million, compared with $337.7 million for the same period in 2017. Research revenues increased 6%, and advisory services and events revenues increased 7%, compared with 2017. On a constant-currency basis, research revenues increased 5%, advisory services and events revenues increased 6%, and overall revenue increased 6%, compared with 2017.

On a GAAP basis, net income was $15.4 million, or $0.84 per diluted share, for 2018, compared with net income of $15.1 million, or $0.83 per diluted share, for 2017.

On a pro forma basis, net income was $25.1 million, or $1.36 per diluted share, for 2018, which reflects a pro forma effective tax rate of 31%. Pro forma net income excludes stock-based compensation of $8.3 million, amortization of acquisition-related intangible assets of $1.2 million, acquisition and integration costs of $3.8 million, and net investment gains of $0.4 million. This compares with pro forma net income of $22.3 million, or $1.22 per diluted share, for 2017, which reflects a pro forma tax rate of 40%. Pro forma net income for 2017 excludes stock-based compensation of $8.5 million, amortization of acquisition-related intangible assets of $0.8 million, and net investment losses of $0.5 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

2019 Guidance

Forrester is providing first-quarter 2019 financial guidance as follows:

First-Quarter 2019 (GAAP):

•	Total revenues of approximately $95.0 million to $100.0 million.

•	Operating margin of approximately (14.5)% to (12.5)%.

•	Interest expense of approximately $2.4 million.

•	Other income, net of zero.

•	An effective tax rate of 5% to 10%.

•	Loss per share of approximately $0.74 to $0.80.

First-Quarter 2019 (Pro Forma):

Pro forma financial guidance for the first quarter of 2019 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of $4.0 million to $5.0 million, stock-based compensation expense of $2.6 million to $2.8 million, amortization of acquisition-related intangible assets of $3.0 million to $4.0 million, acquisition and integration costs of $3.5 million to $4.0 million, and any investment gains or losses.

•	Adjusted revenues of approximately $100.0 million to $105.0 million.

•	Pro forma operating margin of approximately 0.5% to 2.5%.

•	Pro forma effective tax rate of 31%.

•	Pro forma loss per share of approximately zero to $0.06.

Our full-year 2019 guidance is as follows:

Full-Year 2019 (GAAP):

•	Total revenues of approximately $457.0 million to $469.0 million.

•	Operating margin of approximately (1.5)% to 0.5%.

•	Interest expense of approximately $9.5 million to $10.0 million.

•	Other income, net of zero.

•	An effective tax rate of 5% to 10%.

•	Diluted loss per share of approximately $0.41 to $0.53.

Full-Year 2019 (Pro Forma):

Pro forma financial guidance for full-year 2019 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of $17.0 million to $19.0 million, stock-based compensation expense of $11.0 million to $12.0 million, amortization of acquisition-related intangible assets of $15.0 million to $17.0 million, acquisition and integration costs of $7.0 million to $8.0 million, and any investment gains or losses.

•	Adjusted revenues of $475.0 million to $487.0 million.

•	Pro forma operating margin of approximately 10.0% to 12.0%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $1.55 to $1.67.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the first quarter of and full-year 2019, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to successfully integrate businesses that it acquires, the impact of Forrester’s outstanding debt obligations, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including with respect to an anticipated reduction in share repurchases subsequent to Forrester’s acquisition of SiriusDecisions. While currently suspended, dividend declarations are at the discretion of Forrester’s board of directors. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Meaghan Rhyasen

Public Relations

Forrester Research, Inc.

+1 617-613-6070

press@forrester.com

© 2019, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Research services	$62,067	$55,918	$228,399	$216,471
Advisory services and events	36,516	34,459	129,176	121,202

Total revenues	98,583	90,377	357,575	337,673
Operating expenses:
Cost of services and fulfillment	38,965	36,058	146,502	136,872
Selling and marketing	35,053	33,562	131,824	123,917
General and administrative	11,049	11,234	43,920	41,906
Depreciation	1,899	1,873	7,955	6,648
Amortization of intangible assets	392	199	1,162	781
Acquisition and integration costs	2,481	—	3,787	—

Total operating expenses	89,839	82,926	335,150	310,124
Income from operations	8,744	7,451	22,425	27,549
Other income, net	202	53	674	301
Gains (losses) on investments, net	488	518	426	(479)

Income before income taxes	9,434	8,022	23,525	27,371
Income tax provision	4,059	5,929	8,145	12,231

Net income	$5,375	$2,093	$15,380	$15,140

Diluted income per common share	$0.29	$0.11	$0.84	$0.83

Diluted weighted average shares outstanding	18,459	18,322	18,380	18,240

Basic income per common share	$0.29	$0.12	$0.85	$0.84

Basic weighted average shares outstanding	18,274	17,983	18,091	17,919

Pro forma data (1):
Income from operations	$8,744	$7,451	$22,425	$27,549
Amortization of intangible assets	392	199	1,162	781
Acquisition and integration costs	2,481	—	3,787	—
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,201	1,151	4,329	4,538
Selling and marketing	313	182	1,065	717
General and administrative	595	734	2,906	3,235

Pro forma income from operations	13,726	9,717	35,674	36,820
Other income, net	202	53	674	301

Pro forma income before income taxes	13,928	9,770	36,348	37,121
Income taxes under GAAP	4,059	5,929	8,145	12,231
Tax effects of pro forma items (2)	601	(654)	3,024	2,568
Adjustment to tax expense to reflect pro forma tax rate (3)	(342)	(1,367)	99	49

Pro forma net income	$9,610	$5,862	$25,080	$22,273

Pro forma diluted income per share	$0.52	$0.32	$1.36	$1.22

Pro forma diluted weighted average shares outstanding	18,459	18,322	18,380	18,240

(1)

Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, acquisition and integration costs and net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in 2018 and 40% in 2017, which excludes items such as the tax effect of the Tax Cuts and Jobs Act of 2017, any release of reserves for uncertain tax positions established in prior years and the effect of any adjustments related to the filing of prior year tax returns. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute pro forma net income, we apply a pro forma effective tax rate of 31% for the 2018 periods and 40% for the 2017 periods.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	December 31, 2018	December 31, 2017
Balance sheet data:
Cash, cash equivalents and marketable investments	$140,296	$134,123
Accounts receivable, net	$67,318	$70,023
Deferred revenue	$135,332	$145,207

	Year Ended December 31,
	2018	2017
Cash flow data:
Net cash provided by operating activities	$38,419	$37,493
Purchases of property and equipment	$(5,050)	$(7,861)
Cash paid for acquisitions	$(9,250)	$—
Repurchases of common stock	$(9,946)	$(39,967)
Dividends paid	$(14,502)	$(13,631)

	As of December 31,
	2018	2017
Metrics:
Agreement value	$266,300	$242,900
Client retention	74%	76%
Dollar retention	88%	88%
Enrichment	101%	96%
Number of clients	2,353	2,409

	As of December 31,
	2018	2017
Headcount:
Total headcount	1,432	1,392
Products and advisory services staff	559	515
Sales force	528	539